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                                                                       Exhibit 5

                     [Bass, Berry & Sims PLC LETTERHEAD]





                                January 10, 1997


O'Charley's Inc.
3038 Sidco Drive
Nashville, Tennessee 37204

         Re:     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as your counsel in connection with your preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on January 10, 1997, covering 172,248 shares of no par value common stock (the "Common Stock") of O'Charley's Inc. (the "Company") to be sold by Mike Martin, R. Wayne Browning, George V. Davis and Bartley B. Davis (the "Selling Shareholders") on the terms set forth in the Registration Statement.

         In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders are validly issued, fully paid, and nonassessable.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             /s/  Bass, Berry & Sims PLC